UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

(Amendment No. 1)

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2011

Bank of the Ozarks, Inc.

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

0-22759	71-0556208
(Commission File Number)	(IRS Employer Identification No.)

17901 Chenal Parkway, Little Rock, Arkansas	72223
(Address of principal executive offices)	(Zip Code)

(501) 978-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On January 14, 2011 Bank of the Ozarks, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to report that its wholly owned subsidiary, Bank of the Ozarks (the “Bank”), had entered into a Purchase and Assumption Agreement on January 14, 2011 (the “Agreement”) with loss share agreements with the Federal Deposit Insurance Corporation (“FDIC”) as Receiver, pursuant to which the Bank acquired substantially all of the assets and assumed all of the deposits and certain liabilities of Oglethorpe Bank (“Oglethorpe Bank”), headquartered in Brunswick, Georgia. The final list and values of acquired assets and assumed liabilities remain subject to adjustment and revision by the FDIC and the Bank. Once such terms are finalized and agreed to, the acquisition will be deemed to be effective as of January 14, 2011.

This Current Report on Form 8-K/A (this “Amendment”) amends, updates and supplements the disclosure provided in Item 7.01 of the Original Report. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged. The Company anticipates that it will further amend the Original Report and this Amendment at a later date to the extent additional financial information is required by Item 9.01. All financial and other numeric measures of Oglethorpe Bank as described in this Current Report were based upon information as of January 14, 2011 and may be subject to change.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective January 14, 2011 the Bank purchased substantially all of the assets and assumed all of the deposits and certain other liabilities of Oglethorpe Bank from the FDIC, as receiver for Oglethorpe Bank (the “Acquisition”), pursuant to the terms of the Agreement entered into by the Bank and the FDIC on January 14, 2011.

Under the terms of the Agreement, the Bank acquired approximately $193 million of Oglethorpe Bank assets which excluded approximately $25 million of assets and approximately $4 million of allowance for loan losses retained by the FDIC. Assets acquired include approximately $162 million of loans, approximately $15 million of other real estate owned by Oglethorpe Bank and approximately $16 million of other assets. The Bank also assumed approximately $195 million of deposits and other liabilities. In connection with the Acquisition, the FDIC paid the Bank $40.5 million.

Pursuant to the terms of the Agreement’s loss sharing agreements, the FDIC will reimburse the Bank for 80% of the losses on the disposition of loans and foreclosed other real estate. The assets were purchased from the FDIC at a discount of $38.0 million with no stated deposit premium. The Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid the Bank 80% reimbursement under the loss sharing agreements. The loss sharing agreement applicable to single family residential mortgage loans and related foreclosed real estate provides for FDIC loss sharing and the Bank’s reimbursement to the FDIC, in each case as described above, for ten years. The loss sharing agreement applicable to commercial loans and related foreclosed real estate provides for FDIC loss sharing for five years and the Bank reimbursement to the FDIC for eight years, in each case as described above.

In addition, the Bank has agreed that on March 17, 2021 (the “True-Up Measurement Date”), it will pay to the FDIC 50% of any positive amount of (i) 20% of the Total Intrinsic Loss Estimate of $66.0 million less (ii) the sum of (A) 20% of the Net Loss Amount, plus (B) 25% of the Asset discount bid, expressed in dollars, of total Shared-Loss Loans on Schedules 4.15A and 4.15B as of the Bank Closing Date and (C) 3.5% of total Shared-Loss Loans on Schedules 4.15A and 4.15B as of the Bank Closing Date (all as defined in the Agreement’s loss share agreements).

The terms of the Agreement provide for the FDIC to indemnify the Bank against certain claims, including claims with respect to liabilities and assets of Oglethorpe Bank or any of its affiliates not assumed or otherwise purchased by the Bank and with respect to claims based on any action by Oglethorpe Bank’s directors, officers and other employees.

The forgoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, the loss share agreements and certain exhibits attached thereto, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired

To the extent that financial statements are required by this Item, such financial statements will be filed in an amendment to this Current Report no later than April 1, 2011.

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, Receiver of Oglethorpe Bank, Brunswick, Georgia, the Federal Deposit Insurance Corporation and Bank of the Ozarks dated as of January 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE OZARKS, INC.
(Registrant)

Date: January 20, 2011	/s/ Greg L. McKinney
Greg L. McKinney
Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, Receiver of Oglethorpe Bank, Brunswick, Georgia, the Federal Deposit Insurance Corporation and Bank of the Ozarks dated as of January 14, 2011.